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                         [NATIONAL STEEL LETTERHEAD}
                                                                    EXHIBIT 99.1

NEWS RELEASE
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Media Contact:       Clarence J. Ehlers
                     (219) 273-7327

Analyst and          Joseph A. Rainis
Investor Contact:    (219) 273-7158



                  NATIONAL STEEL ANNOUNCES NEW CREDIT FACILITY


Mishawaka, IN, December 1, 1999 - National Steel Corporation (NYSE: NS) today announced it has closed on a new inventory credit facility of $200 million. The facility has a five year term and replaces the previous $150 million inventory credit facilities which were due to expire next year. The Company also has a receivables-backed facility of up to $200 million that expires in September 2002. Citibank and Fuji Bank were the lead agent banks for the new facility.

Glenn H. Gage, Senior Vice President and Chief Financial Officer of National Steel, said, "We are very pleased with the support we have received from our financial partners and the level of confidence they have shown in our Company. This new facility enhances National Steel's financial flexibility and provides additional liquidity to our business."

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.